Exhibit 5.2
LEGAL
WILMINGTON, DELAWARE 19898
July 29, 2009
E. I. du Pont de Nemours and Company
1007 Market Street
Wilmington, Delaware 19898
Ladies and Gentlemen:
     In furnishing this opinion, I or a member of my staff have examined and relied upon copies of the Registration Statement on Form S-3 (the “Existing Registration Statement”) originally filed by E. I. du Pont de Nemours and Company (the “Company”) on May 2, 2008 with the Securities and Exchange Commission (the “SEC”), Post-Effective Amendment No.1 to the Existing Registration Statement (the “Amended Registration Statement”) filed the date hereof with the SEC, the Restated Certificate of Incorporation and Bylaws of the Company, as amended to date, corporate records of the Company, including certain resolutions of the Board of Directors of the Company and minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.
     In connection with this opinion, I have assumed the genuineness of all signatures on all documents examined by me and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.
     With reference to the Amended Registration Statement, registering an unspecified number of shares of common stock of the Company (the “Common Stock”) for issuance and sale from time to time pursuant to Rule 415 of the Securities Act of 1933, as amended, based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:
(1)	the Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and

Exhibit 5.2
(2)	the Common Stock has been duly authorized by the Company and, when (i) the Board of Directors of the Company (or its authorized committee) shall have adopted resolutions in form and content sufficient under Delaware law, (ii) if the Common Stock shall be certificated, certificates for the Common Stock shall have been duly executed and issued, and (iii) the Common Stock shall have been delivered against payment therefor of the proper consideration as determined by the Board of Directors of the Company (or its authorized committee), the Common Stock will constitute duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company (assuming for purposes of this paragraph that the Company shall have a sufficient number of authorized and unissued shares).
     The opinions set forth above are limited to the laws of the states of Delaware and New York and the United States of America.
     I hereby consent to use of this opinion as an exhibit in the above-mentioned Amended Registration Statement.
Very truly yours,

/s/ Thomas L. Sager
Thomas L. Sager
Senior Vice President and General Counsel

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